Exhibit 5.2

[LETTERHEAD OF DAVIS POLK & WARDWELL LLP]

December 3, 2012

Comcast Corporation

One Comcast Center

Philadelphia, Pennsylvania 19103-2838

Ladies and Gentlemen:

We have acted as counsel to Comcast Corporation, a Pennsylvania corporation (the “Company”) in connection with the issuance by the Company, pursuant to the Underwriting Agreement dated November 29, 2012 (the “Underwriting Agreement”) among the Company, the Cable Guarantors (as defined below) and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, UBS Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (the “Underwriters”), of $250,000,000 aggregate principal amount of its 5.00% Notes Due 2061 (the “Notes”). The Notes are to be issued pursuant to the provisions of the Indenture dated as of January 7, 2003 (the “Indenture”) by and among the Company, the cable guarantors named therein and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of March 25, 2003 by and among the Company, the cable guarantors named therein and the Trustee, and as further supplemented by the Second Supplemental Indenture dated as of August 31, 2009 by and among the Company, the cable guarantors named therein (the “Cable Guarantors”) and the Trustee, and guaranteed (the “Cable Guarantees”) on an unsecured and unsubordinated basis by the Cable Guarantors.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Comcast Corporation	2	December 3, 2012

Based upon the foregoing, we advise you that, in our opinion:

(1) Assuming the Indenture has been duly authorized, executed and delivered by the Trustee and the Company, the Indenture is a valid and binding agreement of the Company and the Cable Guarantors, enforceable against the Company and the Cable Guarantors in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above, (ii) any provision of the Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of any Guarantor’s obligation or (iii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

(2) The Cable Guarantees have been duly authorized, and, assuming the Notes have been duly authorized by the Company, when the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, the Notes will be valid and binding obligations of the Company and the Cable Guarantees will be valid and binding obligations of the Cable Guarantors, in each case enforceable against the Company and the Cable Guarantors in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

We are members of the Bar of the States of New York and California and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K filed by the Company on the date hereof and its incorporation by reference into the Company’s registration statement on Form S-3 (File No. 333-179678). In addition, we consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the registration statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Polk & Wardwell LLP